Exhibit 99.1

June 8, 2005

RE: The Oakey Building, 4750 Oakey Blvd., Las Vegas, Nevada
Property Status & Temporary Suspension of Distributions Effective July 1, 2005

Dear Oakey Investor:

As previously disclosed, the Internal Revenue Service, or IRS, terminated its lease and vacated the Oakey Building at the end of April 2005. We received the last rental payment from the IRS at the beginning of May and one smaller payment at the end of May 2005.

Triple Net Properties, LLC, the Manager of The Oakey Building, is please to inform you that the Las Vegas Metropolitan Police Department, or LVMPD, has signed a new 72-month lease for the entire building effective August 1, 2005. The new lease with LVMPD provides for staggered rental commencement dates and will not be fully operational until January 1, 2007. Due to the reduced income it will be necessary to suspend distributions effective July 1, 2005 through the end of this year, at which time the Manager will re-evaluate our cash position and determine when we will be able to resume distributions.

As we begin work on the tenant improvements and the parking structure for the building we will be taking out a new construction loan for the property. This new loan will allow us to complete the required tenant improvements on the property and build the planned parking structure. The loan will also provide for an interest payment reserve so we will be able to make the interest payments on the loan while the income is reduced on the property.

As mentioned in previous reports, the sales market in Las Vegas is very strong. We look to take advantage of the limited inventory of investment properties and historically low cap rates. While we were negotiating the lease with LVMPD we were also working with several brokers and interested parties and have listed the property for sale at $24.2 million based on the new lease.

Cash Flow: As mentioned above, due to the staggered rental commencement dates we will be running a negative cash flow through the balance of 2005. The new construction loan will also provide for an operating shortfall reserve to ensure the property is kept running. However there will not be sufficient cash flow to fund the monthly distributions of $82,700. As a result, we must suspend the monthly distributions for at least the balance of 2005.

Summary: We appreciate your understanding during this process. Please be assured that we at Triple Net Properties will continue to take full advantage of the current market conditions and continue to explore the sale of the asset in as timely a manner as possible.

If you have any questions or concerns regarding The Oakey Building, please feel free to contact me at 702-254-1122.

Sincerely,

Triple Net Properties, LLC

/s/ Darryll Goodman

Darryll Goodman
Senior Asset Manager